Exhibit 4.4

Power of Attorney

Date: November 1, 2021

The undersigned, Tang Jian  (唐健) , a citizen of the People’s Republic of China (“China”) with Chinese ID No. 432922197608190035 and the holder of 100% of the entire registered capital (“My Shareholding”) in Beijing OptAim Network Technology Co., Ltd. (北京智云众网络科技有限公司)  (the “Domestic Company”), hereby irrevocably authorizes iClick Data Technology (Beijing) Limited (爱点击（北京）数据科技有限公司) (the “Wholly Foreign-owned Enterprise”) to exercise the following rights relating to My Shareholding during the term of this Power of Attorney:

The Wholly Foreign-owned Enterprise is hereby authorized to act on my behalf as my exclusive agent and attorney with respect to all matters concerning My Shareholding, including without limitation: (1) proposing, convening, and attending meetings of shareholders of the Domestic Company; (2) exercising all shareholder’s rights and shareholder’s voting rights that I am entitled to under the laws of China and articles of association of the Domestic Company, including but not limited to the sale, transfer, pledge or disposition of My Shareholding in part or in whole; and (3) nominating, designating, and/or appointing legal representatives (chairperson), directors, supervisors, chief executive officer (or manager), and other officers of the Domestic Company on my behalf (if I have such power).

Without limiting the generality of the power granted hereunder, the Wholly Foreign-owned Enterprise shall have the power and authority under this Power of Attorney to perform on my behalf the terms and conditions of the Amended and Restated Equity Pledge Contract and the Amended and Restated Exclusive Option Contract executed on the same date of this Power of Attorney, to which I am a party, or execute other documents required to be executed under the aforesaid contracts, including but not limited to the transfer contract (to which I am required to be a Party) as agreed in the Amended and Restated Exclusive Option Contract executed on my behalf.

The Wholly Foreign-owned Enterprise has the right to re-authorize or assign the rights relating to the aforesaid matters to any other person or entity at its own discretion without giving prior notice to me or obtaining my consent.

This Power of Attorney will come into force on the date of execution. Provided that I am the shareholder of the Domestic Company, this Power of Attorney shall be irrevocably and continuously effective, unless the Wholly Foreign-owned Enterprise otherwise instructs in writing. Once the Wholly Foreign-owned Enterprise notifies me in writing of termination of this Power of Attorney in part or in whole, I will immediately revoke the entrustment and authorization previously granted to the Wholly Foreign-owned Enterprise and execute a power of attorney of the same format as this Power of Attorney, to grant other person nominated by the Wholly Foreign-owned Enterprise the same authorization and entrustment as those contained in this Power of Attorney.

This Power of Attorney shall be binding on my successors and assigns and I will cause my successors (if applicable) and assigns to sign a similar power of attorney.

During the validity term of this Power of Attorney, I hereby waive all the rights associated with My Shareholding, which have been authorized to the Wholly Foreign-owned Enterprise through this Power of Attorney, and shall not exercise such rights by myself.

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Exhibit 4.4

In witness whereof, I execute this Power of Attorney on such date first given above.

By:	/s/ Tang Jian

Name:	Tang Jian (唐健)

Power of Attorney–Tang Jian (唐健) -Signature Page

Exhibit 4.4